Exhibit 8.1

Subsidiaries of Registrant

Name:		Place of Incorporation:

Wholly Owned Subsidiaries:
1.	iSoftStone Korea Inc.	Korea
2.	iSoftStone Inc.	U.S.
3.	iSoftStone LLC	U.S.
4.	iSoftStone UG	Germany
5.	iSoftStone Limited	U.K.
6.	iSoftStone Hong Kong Limited	Hong Kong
7.	iSoftStone Japan Limited	Japan
8.	iSoftStone Information Technology (Group) Co., Ltd.	PRC
9.	Beijing iSoftStone Data Technology Service Co., Ltd.	PRC
10.	iSoftStone Information Technology Group (Dalian) Co., Ltd.	PRC
11.	iSoftStone Information Technology Co., Ltd.	PRC
12.	Nanjing iSoftStone Information Technology Co., Ltd.	PRC
13.	iSoftStone information System Service Co., Ltd.	PRC
14.	Guangzhou iSoftStone Information Technology Co., Ltd.	PRC
15.	iSoftStone Information Technology Group Chengdu Technology Co., Ltd.	PRC
16.	Xi’an iSoftStone Information Technology Co., Ltd.	PRC
17.	Tianjin Saisi Information Technology Co., Ltd.	PRC
18.	Hangzhou iSoftStone Information Service Co., Ltd.	PRC
19.	Shanghai Kangshi Information Systems Co., Ltd.	PRC
20.	Shenzhen iSoftStone Technology Co., Ltd.	PRC
21.	Tianjin Intime Information Technology Co., Ltd.	PRC
22.	iSoftStone Information Technology (Dalian) Co., Ltd.	PRC
23.	iSoftStone Information Technology Group (Wuhan) Co., Ltd.	PRC
24.	Zhenjiang iSoftStone Information Technology Co., Ltd.	PRC
25.	iSoftStone Information System Service Yancheng Co., Ltd.	PRC

Majority Owned Subsidiaries:
26.	Beijing Guodian Ruantong Technology Co., Ltd.	PRC
27.	Beijing iSoftStone Jiewen Information Technology Co., Ltd.	PRC
28.	iHealthStone Co., Ltd.	PRC
29.	iSYS Information Technology Col, Ltd.,	PRC
30.	Shenzhen Tengzhengxinbao Technology Co., Ltd.	PRC
31.	Suzhou iSoftStone Information Technology Co., Ltd.	PRC

Consolidated Affiliated Entity:
32.	Beijing iSoftStone Technologies Ltd.	PRC